SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
[ ] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                                   ----------

                            GROUP ONE SOFTWARE, INC.
                (Name of Registrant as Specified in its Charter)

                                   ----------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                             GROUP 1 SOFTWARE, INC.

                              4200 Parliament Place
                                    Suite 600
                           Lanham, Maryland 20706-1844

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be Held September 4, 2003

To the Stockholders of Group 1 Software, Inc.:

      You are cordially invited to attend the Annual Meeting of stockholders of Group 1 Software, Inc. (the "Company") to be held on September 4, 2003, at 10:30, AM at 100 Maiden Lane, New York, New York 10038 (the "Annual Meeting"), for the following purposes:

      (1) To elect three (3) directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors;

      (2) To consider and act upon a proposal to amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Group 1 Common Stock from 50 million shares to 200 million shares;

      (3) To consider and act upon a proposal to amend the Company's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan to increase by 500,000 shares the number of shares subject to stock options which may be granted under that Plan; and

      (4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      Only stockholders of record at the close of business on July 14, 2003 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting.

      We hope that you will be able to attend the Annual Meeting in person.

--------------------------------------------------------------------------------

      TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, WE URGE YOU TO VOTE PROMPTLY. TO DO SO BY MAIL, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. TO DO SO BY TELEPHONE OR VIA THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS SET OUT ON THE ENCLOSED PROXY.

      PLEASE VOTE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED. YOU CAN CHANGE YOUR VOTE BY EXECUTING A LATER-DATED PROXY; YOU CAN CHANGE YOUR VOTE OVER THE TELEPHONE OR THE INTERNET. YOU CAN ALSO CHANGE YOUR VOTE BY FILING AN INSTRUMENT OF REVOCATION WITH THE INSPECTOR OF ELECTIONS IN CARE OF GROUP 1'S SECRETARY AT THE ABOVE ADDRESS. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU CAN WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

--------------------------------------------------------------------------------

Lanham, Maryland                       By Order of the Board of Directors
August ___, 2003

                                       Edward Weiss
                                       Secretary

                             Group 1 Software, Inc.

                              4200 Parliament Place
                                    Suite 600
                           Lanham, Maryland 20706-1844
                                  301/918-0400

                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 4, 2003

                               ------------------

      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of Group 1 Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of its common stock, $.50 par value (the "Common Stock" or "Voting Securities"), for use at the annual meeting of stockholders to be held on September 4, 2003 (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the related form of proxy are first being sent to stockholders is August __, 2003.

      Stockholders can vote their stock by using the enclosed proxy, by telephone or by Internet. If the enclosed proxy is properly signed and returned, and if the stockholder specifies a choice on the proxy, the shares of the Voting Securities represented by the proxy will be voted (or withheld from voting) in accordance with the stockholder's choice. If the enclosed proxy is signed and returned but no specification is made, the proxy will be voted FOR the election of the Board's nominees for directors listed below and FOR Proposals 2, 3 and 4. Instructions regarding voting by telephone will be provided as part of the telephone voting session. Instructions regarding voting on the Internet will be provided as part of the Internet voting session.

      The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

      Any proxy may be revoked by the stockholder in several ways. The stockholder, giving such proxy, at any time prior to its being voted, can revoke its proxy by filing with the Secretary of the Company, at its address set forth above, a notice of revocation or a duly executed proxy bearing a later date, or by notification by telephone or on the Internet by following the appropriate instructions provided in such sessions. Moreover, any proxy may be revoked by the stockholder's attendance at the Annual Meeting and voting in person. A written notice of revocation need not be on any specific form.

      The Company has fixed the close of business on July 14, 2003, as the record date (the "Record Date") for the determination of the stockholders of the Voting Securities of the Company entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding 13,782,598 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share on each matter submitted to the Annual Meeting. No other voting securities of the Company are outstanding.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Securities entitled to vote constitutes a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

      There are no rights of appraisal or similar rights of dissenters applicable to the matters described in this Proxy Statement to be voted upon at the Annual Meeting.

                              BENEFICIAL OWNERSHIP

      The following table sets forth certain information as to all persons who, to the knowledge of the Company, were beneficial owners of five percent or more of Common Stock as of June 25, 2003, or are one of the executive officers identified in the Summary Compensation Table (See " -- Executive Officers and Compensation"), and all directors and officers of the Company as a group.

                                                         Number of Shares of
Name and Address of Beneficial                              Common Stock
Owner or Executive Officer                               (Percent of Class)
--------------------------                               ------------------
Prudential Securities                                         1,489,106
One Liberty Plaza                                              (10.8%)
New York, NY  10006

Robert S. Bowen                                               1,449,140(1)
4200 Parliament Place                                           (9.9%)
Suite 600
Lanham, MD  20706

John Spohler                                                   795,948(2)
One Liberty Plaza                                               (5.8%)
New York, NY  10006

Alan P. Slater                                                 145,780(3)
4200 Parliament Place                                             *
Suite 600
Lanham, MD  20706

Stephen R. Bebee                                                77,230(4)
4200 Parliament Place                                             *
Suite 600
Lanham, MD  20706

Mark D. Funston                                                 81,900(5)
4200 Parliament Place                                             *
Suite 600
Lanham, MD  20706

Andrew W. Naden                                                 14,000(6)
4200 Parliament Place                                             *
Suite 600
Lanham, MD  20706

All directors and executive officers as a group               2,864,917(7)
(14 persons)                                                      *
                                                               (18.3%)

----------
*Less than 5%

(1) Includes Common Stock purchase options for 848,435 shares exercisable within 60 days of the Record Date.
(2) Includes 795,948 shares owned by trusts over which John Spohler has voting/investment powers. Mr. Spohler disclaims beneficial ownership of 15,000 shares not included in the disclosure set forth above.
(3) Includes Common Stock purchase options for 145,780 shares exercisable within 60 days of the Record Date.
(4) Includes Common Stock purchase options for 76,230 shares exercisable within 60 days of the Record Date.
(5) Includes Common Stock purchase options for 71,900 shares exercisable within 60 days of the Record Date.
(6) Includes Common Stock purchase options for 14,000 shares exercisable within 60 days of the Record Date.
(7) Includes Common Stock purchase options and warrants for 1,874,615 shares exercisable within 60 days of the Record Date.

                              FINANCIAL INFORMATION

      A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 31, 2003 accompanies this Proxy Statement and is incorporated in this Proxy Statement by reference.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Based solely on a review of SEC Forms 3, 4 and 5, and amendments thereto, furnished to the Company, all directors, officers and beneficial owners of more than ten percent of any class of stock have filed Forms 3, Forms 4 and Forms 5, on a timely basis, as required in the fiscal year ended March 31, 2003, except Messrs. Robert S. Bowen, Stephen R. Bebee, Mark D. Funston, Alan P. Slater, John
C. Renehan and Edward Weiss. Each inadvertently late-filed his respective SEC Form 4 to report a grant by the Company of options (which vest over 5 years of the grant date) to purchase Common Stock.

                                  PROPOSAL ONE

                              Election of Directors

      Stockholders are being asked to elect three members to the Company's Board of Directors. The three members who are so elected and the remaining six directors whose terms continue after the Annual Meeting will constitute the Board of Directors of the Company.

      Pursuant to the terms of the Company's Certificate of Incorporation, the directors of the Company are divided into three classes, and one class is elected at each annual meeting of stockholders and serves for a term ending on the third annual meeting of stockholders following their election and after their respective successors have been elected and qualified. One effect of this arrangement can be to deter efforts to gain control of the Company by changing the composition of the Company's Board of Directors. Under the Company's Bylaws, the election of directors is determined by a vote of a majority of the shares present in person or represented by proxy and voting on the matter. And, under applicable Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes on proposals to elect directors will effectively be treated as shares that are not present and voting for that matter.

      The Board has nominated Messrs. James P. Marden, Charles A. Mele and Charles J. Sindelar for election at the Annual Meeting, to serve until the third annual meeting of stockholders of the Company following their election and until their successors have been elected and qualified. Unless otherwise directed, the persons named as proxies in the proxy enclosed herewith will vote the shares represented by such proxy for the election of such nominees as directors. If for any reason any nominee for director should become unavailable for election, the proxies may be voted for the election of a substitute designated by the Company, unless a contrary instruction is given on the proxy. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

The following table sets forth certain information at the Record Date concerning the directors and their beneficial ownership of the Voting Securities, and the options to purchase Voting Securities, if such options are exercisable within sixty (60) days of the Record Date.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class III Directors (whose terms will expire at the third annual meeting of stockholders following the Annual Meeting, and the election and qualification of their successors)

                         Director    Principal Occupation, Business         Shares        Options/Warrants
  Director (Age)          Since       Experience and Directorships        (% of Class)      (% of Class)
  --------------          -----       ----------------------------        ------------    ---------------
James P. Marden           1992       Currently, Managing Director,           2,000             115,000
(50)                                 Arsenal Capital Partners. From           *                   *
                                     October, 1998 to 2000, Senior
                                     Executive Vice President,
                                     Corporate Development, Medical
                                     Logistics, Inc. From April, 1997
                                     to October, 1998, private
                                     investor; from 1994 to May,
                                     1997, Chairman of the
                                     Entertainment Connection.

Charles A. Mele           1992       Executive Vice President,              30,780             186,720
(47)                                 General Counsel, Secretary and            *                  *
                                     director of WebMD Corporation
                                     (and its predecessors, Medical
                                     Manager, Inc. -"MMI", and
                                     Synetic, Inc.) for more than
                                     five years.

Charles J. Sindelar       1992       From August, 2000 to August,            4,960             114,000
(66)                                 2002, Vice President of                   *                  *
                                     Motorola, Inc. Prior to that,
                                     Senior Vice President, Business
                                     Development and General Manager
                                     of Digital Video Group ZNS of
                                     Zenith Electronics Corporation
                                     from August, 1999 to August,
                                     2000, and Vice President and
                                     General Manager-Digital
                                     Video/Network Systems Division
                                     of Zenith Electronics
                                     Corporation from January, 1996
                                     to August, 1999.

----------
* Less than 5%

MEMBERS OF THE BOARD CONTINUING IN OFFICE

Class I Directors (whose terms will expire at the next annual meeting of stockholders following the Annual Meeting, and the election and qualification of their successors)

                         Director    Principal Occupation, Business         Shares        Options/Warrants
Director (Age)            Since       Experience and Directorships        (% of Class)      (% of Class)
--------------            -----      -----------------------------        ------------    ----------------
James V. Manning          1992       Chairman of the Board of the             15,000           117,000
(57)                                 Company since February, 1994.              *                 *
                                     Chief Executive Officer of MMI
                                     (and its predecessor) from 1995
                                     to 1998. Director of WebMD (and
                                     its predecessors, MMI and
                                     Synetic, Inc.) since May, 1989.

Richard H. Eisenberg      1994       President of GNBC, Inc. since            17,000            85,000
(65)                                 April, 2001. Prior to that,                *                 *
                                     President of Great Northern
                                     Brokerage Corporation for more
                                     than five years.

Bruce J. Spohler          1997       Co-Head, and previously, other          217,707            57,000
(43)                                 executive management positions             *                 *
                                     at Leveraged Finance, CIBC
                                     Oppenheimer World Markets for
                                     more than five years.

Class II Directors (whose terms will expire at the second annual meeting of stockholders following the Annual Meeting, and the election and qualification of their successors)

                         Director    Principal Occupation, Business         Shares        Options/Warrants
Director (Age)            Since       Experience and Directorships        (% of Class)      (% of Class)
--------------            -----      -----------------------------        ------------    ---------------
Robert S. Bowen           1983       Vice Chairman of the Board of           600,705           848,435
(65)                                 the Company since September,               *                 *
                                     1998, and Chief Executive
                                     Officer and a Director of the
                                     Company for more than five
                                     years.

Thomas S. Buchsbaum       1989       Vice President - Federal Systems         81,550            13,450
(53)                                 of Dell Computer Corporation               *                 *
                                     since March, 1997. Prior to
                                     that, Vice President of Federal
                                     Systems or Education Sales and
                                     Marketing at Dell for more than
                                     five years. Director of Dick
                                     Blick Company.

Alan P. Slater            2001       President of the DOC1 Division             0              145,780
(47)                                 and prior to that Executive Vice           *                 *
                                     President of the Company for
                                     more than five years.

----------
*Less than (5%)

      The business address of Messrs. Manning and Mele is River Drive Center 2, 669 River Drive, Elmwood Park, NJ 07407-1361. Mr. Marden's business address is 1350 Avenue of the Americas, 27th Floor, New York, NY 10019. Mr. Eisenberg's business address is 880 3rd Avenue, 14th Floor, New York, NY 10022. Mr. Spohler's address is 425 Lexington Avenue, 3rd Floor, New York, NY 10017. Mr. Buchsbaum's address is 1 Dell Way, RR8 MS8729, Round Rock, TX 78682. The business address of Messrs. Bowen, Sindelar and Slater is 4200 Parliament Place, Suite 600, Lanham, MD 20706.

Family Relationships

      There are no family relationships between any director or executive officer of the Company.

Compensation of Directors

      No cash payments have been made to Directors for attendance at meetings of the Board or any committee thereof since April, 1985. In September, 1995, the stockholders approved the 1995 Non-Employee Directors' Stock Option Plan (the "1995 Directors' Plan"), which provided for the annual, automatic grant of options to non-employee Directors. During the year ended March 31, 2003, Messrs. Manning, Buchsbaum, Eisenberg, Marden, Mele and Sindelar were each granted options under the 1995 Directors' Plan to purchase 5,000 shares of Common Stock. As compensation for his service as a Director, Mr. Spohler would have been granted options under the 1995 Directors' Plan but was instead was granted warrants to purchase Group 1 Common Stock in order to accommodate his status as an employee of CIBC Oppenheimer Corp. The warrants issued to Mr. Spohler were on terms substantially equivalent to the terms of the options that would otherwise have been issued to Mr. Spohler under the 1995 Directors' Plan.

                             STOCK PERFORMANCE CHART

                      ASSUMES $100 INVESTED ON APR. 1, 1998
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING MAR. 31, 2003

                              1998       1999      2000      2001      2002      2003
                              ----       ----      ----      ----      ----      ----
GROUP 1 SOFTWARE, INC.       100.00     106.25    351.39    215.52    261.43    674.66
PEER GROUP INDEX             100.00      31.99     94.05     23.98     31.09     14.04
NASDAQ MARKET INDEX          100.00     130.68    240.65     99.05    100.28     73.55

      The chart displayed directly above is presented in response to the requirements of the Securities and Exchange Commission. The industry peer group consists of Mobius, Inc., Documentum, Inc., Actuate Corporation and Epiphany, Inc. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph is not intended to forecast or be indicative of future financial performance or performance of the Common Stock.

      The graph and the related disclosure contained in this section of the Proxy Statement should not be incorporated by reference into any prior filings by the Company under the Securities and Exchange Act of 1934 that incorporate future filings or portions thereof (including this Proxy Statement or the Executive Compensation section of this Proxy Statement).

                    COMMITTEE MEETINGS AND COMMITTEE REPORTS

      The Bylaws of the Company provide for the Board to appoint an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended March 31, 2003, the Board of Directors of the Company held 7 meetings, the Compensation Committee held 6 meetings, the Audit Committee held 6 meetings and the Nominating Committee held 2 meetings. During fiscal year 2003, no director attended less than 75% of all meetings of the Board, and no director attended less than 75% of the meetings of the committees on which such director served and was to attend.

Report of the Audit Committee

      The Audit Committee is composed of three outside Directors and operates under a written charter adopted by the Board of Directors in June, 2000, as amended. Each member of the Audit Committee is, in the business judgment of the Board of Directors,

"independent" and meets the requirements imposed by the applicable NASD Rule. In addition, Mr. Manning, the Audit Committee's chairman, has had extensive experience in corporate finance and public accounting.

      The functions of the Audit Committee include reviewing the Company's financial reporting process and internal control system, reviewing the quarterly and annual financial statements of the Company, reviewing the audit efforts of the Company's internal finance department and independent auditors, reviewing all related party transactions and the selection of the independent auditors to the Board of Directors as well as the nature of the services to be provided.

      In carrying out its responsibilities, the Audit Committee looks to management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the financial reporting process and internal controls. The Company's independent auditors, PricewaterhouseCoopers LLP ("PWC"), are responsible for auditing the Company's periodic financial statements in accordance with generally accepted auditing standards and expressing an opinion as to each statement's conformity with generally accepted accounting principles. The Audit Committee's responsibilities include monitoring and overseeing these processes.

      In connection with its responsibilities, the Audit Committee has:

      o reviewed and discussed with management and PWC, the audited financial statements for the year ended March 31, 2003 and the unaudited condensed Financial Statements for each interim quarter of that year;

      o discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

      o received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees); and

      o discussed with PWC and reviewed its independence from the Company and its management.

      Relying on these reviews, reports and discussions, the Audit Committee recommended to the Board of Directors (which approved the recommendation) the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the fiscal year ended March 31, 2003. The Annual Report has been filed with the Securities and Exchange Commission.

                                        James V. Manning
                                        James P. Marden
                                        Charles J. Sindelar

Report of the Compensation Committee on Executive Compensation

      Generally, the Compensation Committee of the Board of Directors establishes, oversees and directs the Company's executive compensation policies and programs, administers the Company's stock option plans and seeks to ensure that the Company's executive compensation philosophy is consistent with the Company's best interests. None of the members of the Compensation Committee has ever been an employee of the Company.

Compensation Philosophy and Review

      The Compensation Committee seeks to align executive compensation with the Company's business objectives and strategies and financial performance. The Company's compensation philosophy for executive officers serves three principal purposes: (i) to provide a total compensation package for executive officers that is competitive with the total compensation paid by companies similar to the Company, (ii) to attract, retain and motivate talented executives who will maximize stockholder value, and (iii) to encourage senior management's long-term equity ownership in the Company by linking a portion of executive compensation directly to increases in stockholder value.

      The Compensation Committee has overall responsibility for evaluating and approving the executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company. The Compensation Committee exercises independent discretion in respect of executive compensation matters. With respect to the compensation of the named executive officers in the Company's Summary Compensation Table other than Robert Bowen, the Compensation Committee reviews the recommendations of Mr. Bowen.

      Executive Compensation. The Company's executive compensation program consists primarily of an annual salary, cash bonuses linked to the performance of the Company or business units, and long-term, equity-based compensation in the form of stock options.

      Final compensation determinations for each fiscal year are made after the close of the fiscal year. At that time, cash bonuses, if any, are determined for the past year's performance. Within the following quarter, base salaries for executive officers other than Mr. Bowen are then reviewed, and appropriate adjustments are made. Option grants or other long-term compensation awards, if any, are made when the Committee considers appropriate, generally after review of recommendations by Mr. Bowen.

      The following is a discussion of each element of the Company's executive compensation:

      Annual Base Salary. Base salaries for each of the named executive officers other than Mr. Bowen are reviewed annually and may be adjusted by the Committee based upon performance, comparable industry salaries, and the current economic environment. For 2003, the named executive officers other than Mr. Bowen received, in total, $57,010 in increase in 2003 base salaries from their salaries in 2002.

      Annual Incentives. Annual incentives are provided to the named executive officers in the form of cash bonuses and are determined at the discretion of the Compensation Committee based upon the overall performance of the Company or individual business units relative to performance criteria predetermined by the Committee. In fiscal year, 2003 the named executive officers received annual bonuses based upon the attainment of their respective performance criteria in the amounts set forth in the Summary Compensation Table below.

      Long-Term Incentives. Long-term incentives have historically been provided by the Company through the grant of stock options. These grants are intended to align the executive's long-term objectives with those of the Company's stockholders. The grant of stock options are made under the Company's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan which was adopted in September, 1995, and is administered by the Compensation Committee. The Compensation Committee has the discretion to determine those individuals to whom awards under the stock option plan are made and the terms and conditions of the awards. In fiscal year 2003, the Committee granted an aggregate of 107,000 options to named executive officers as set forth in the stock option grant table below.

      Change in Control Arrangements. The Compensation Committee was advised by an independent compensation consultant regarding executive officer compensation matters in the event of a change in control of the Company, including severance levels. The independent compensation consultant is a consultant specializing in compensation matters and is not affiliated with the Company. The Compensation Committee considered the independent compensation consultant's advice in determining to approve the Company's execution of change in control agreements with senior executives of the Company in March, 2003. Further information on these arrangements is discussed below.

Compensation of Chief Executive Officer

      The total compensation of Mr. Bowen is determined on a basis similar to that of other named executive officers. However, in the case of Mr. Bowen, the amount of annual cash compensation is governed by the terms of an employment agreement with the Company. In July 2003, the Committee approved an amendment to Mr. Bowen's existing employment agreement, effective as of April 1, 2003, to extend its term and make certain changes to bring the terms of Mr. Bowen's employment agreement in line with competitive market practice, including providing Mr. Bowen with certain protections in the event of a change in control pursuant to advice of the independent compensation consultant. Mr. Bowen's employment agreement is discussed in detail below.

                                       James V. Manning
                                       Thomas S. Buchsbaum
                                       James P. Marden
                                       Charles A. Mele

                       EXECUTIVE OFFICERS AND COMPENSATION

      The Executive Officers of the Company are Robert S. Bowen, Alan P. Slater, Stephen R. Bebee, Andrew W. Naden, Mark D. Funston, Edward Weiss, and John C. Renehan. The business experience during at least the past five years for Messrs. Bowen and Slater are set forth under " -- Members of the Board Continuing in Office." Mr. Bebee, 49, has served in executive positions with the Company for more than five years. Mr. Naden, 45, has been Executive Vice President since June, 2001. Prior to that, he served as Chief Executive Officer of Overturf Productivity Management, as Co-Operations Officer and Director of Solutions for the Insight Division of Software AG, and as an operating officer for Maryland Public Television in the Public Broadcasting Service (PBS).

Mr. Funston, 43, has served as the Company's Chief Financial Officer for more than five years. Mr. Weiss, 52, has been General Counsel and Secretary of the Company for more than five years. Mr. Renehan, 39, has been Vice President, Finance, of the Company since January, 2001. Prior to that he was Controller of the Company starting in June, 1996.

              Summary Compensation Table - Named Executive Officers

            Name and                                                         Stock        All Other
       Principal Position           Year       Salary       Bonus           Options     Compensation(1)
       ------------------           ----       ------       -----           -------     ------------
Robert S. Bowen                     2003      $411,577    $500,000(2)(3)     50,000         $29,704
    CEO; Director                   2002      $400,000          --               --         $27,359
                                    2001      $383,203    $800,000(2)       500,000         $24,343

Alan P. Slater                      2003      $220,116    $ 88,246           15,000         $18,407
    President - DOC1                2002      $210,000          --           25,000         $17,507
    Director                        2001      $200,000    $ 95,894           20,000         $17,507

Stephen R. Bebee                    2003      $158,496    $204,869            7,500         $17,872
    Executive Vice President        2002      $152,230          --           18,000         $16,557
    Enterprise Solutions            2001      $147,000    $105,010           10,000         $11,807

Andrew W. Naden   Executive Vice    2003      $196,368    $393,389           25,000         $18,985
President                           2002(4)   $163,676    $ 57,521(5)        30,000         $35,087(6)
    Enterprise Solutions and        2001            --          --               --             --
    Corporate Marketing

Mark D. Funston                     2003      $167,596    $250,000           10,500         $16,957
    Executive Vice President,       2002      $155,577          --           25,000         $16,966
    Chief Financial Officer         2001      $146,904    $ 98,455           14,000         $11,402

                 Stock Option Grants in Fiscal Year 2003                          Potential Realizable Value at
                                                                                      Assumed Annual Rate of
                                                                                   Stock Price Appreciation for
                                                                                           Option Term
                                                                                  -----------------------------
                               % of Total    Exercise                      At 0%       At 5%         At 10%
                      #        Granted to     or Base                     Annual      Annual         Annual
                   Options      Employees      price      Expiration      Growth      Growth         Growth
      Name         Granted       in 2003     ($/Share)       Date          Rate        Rate           Rate
      ----         -------       -------     ---------       ----          ----      --------       --------
Robert S. Bowen     50,000        9.30%        $14.09       1/31/13         $0       $314,500       $797,000
Mark D. Funston     10,500        1.95%        $14.09       1/31/13         $0        $66,045       $167,370
Alan P. Slater      12,500        2.33%        $14.09       1/31/13         $0        $78,625       $199,250
Stephen R. Bebee     9,000        1.67%        $14.09       1/31/13         $0        $56,610       $143,460
Andrew W. Naden     15,000        2.79%        $14.09       1/31/13         $0        $94,350       $239,100
                    10,000        1.86%        $ 6.75       9/10/12         $0        $62,900       $159,400

----------
(1) Includes Company contributions to Defined Contribution Savings Plan (401(k)), auto allowance and group term life insurance benefits.
(2) Mr. Bowen elected to defer $175,000 and $280,000 of bonus compensation in 2003 and 2001, respectively, in accordance with the Company's deferred compensation plan. These amounts are included in the bonus amounts shown above.
(3) Mr. Bowen generated $136,780 over his contractual bonus cap ($500,000 in fiscal year 2003). This overage amount was carried over into fiscal year 2004 and will be treated as deferred amounts under his amended and restated employment agreement with the Company.
(4) Mr. Naden joined the Company in May, 2001. His compensation listed above covers the period May, 2001 through March 31, 2002.
(5)   This payment constitutes an amount guaranteed to Mr. Naden.
(6)   Includes relocation expense reimbursement.

                        OPTION/SAR EXERCISES AND YEAR-END
                                OPTION/SAR VALUES
                                Fiscal Year 2003

                                                Number of Unexercised              Value of Unexercised
                       Shares                  Options/SARs at FY-End             Options/SARS at FY-End(1)
                    Acquired on     Value    ---------------------------     -------------------------------
     Name             Exercise     Realized  Exercisable   Unexercisable     Exercisable       Unexercisable
     ----             --------     --------  -----------   -------------     -----------       -------------
Robert S. Bowen          None         --        731,188      457,245         $9,871,318         $4,780,798
Alan P. Slater         20,000     $170,839      137,644       80,568         $1,975,997         $  881,836
Stephen R. Bebee        7,500     $ 73,200       85,354       38,976         $1,240,881         $  410,083
Andrew W. Naden          None         --          6,000       49,000         $   64,770         $  430,230
Mark D. Funston        20,000     $205,200       64,100       44,900         $  880,232         $  456,052

Employment Agreement

      The Company and Mr. Bowen, as Chief Executive Officer of the Company, are party to an amended and restated employment agreement, dated as of April 1, 2003 (the "Agreement"). The Agreement expires on April 1, 2007. Under it, Mr. Bowen's annual base salary is $600,000, adjusted each April 1 starting with April 1, 2004, to the extent of any positive percentage change in the Consumer Price Index for the Washington, DC metropolitan area (All Urban Dwellers). The Agreement provides for an annual incentive bonus which is based on the increase in Group 1's consolidated net earnings for that fiscal year to the extent they exceed Group 1's consolidated net earnings for the immediately preceding fiscal year, as follows:

                                  Percentage of Earnings Growth
                Earnings Growth           to be Paid
                ---------------           ----------
                    Up to 5%                  7%
                      5-10%                  10%
                   From 10-15%               15%
                    Above 15%                21%

----------
(1) These values are based upon the difference between the exercise prices of all options awarded and the closing price of $18.00 per share for Common Stock at March 31, 2003.

      The maximum amount of the annual bonus payable in respect of any given fiscal year is $800,000. Amounts in excess of $800,000 that would have been earned, but for the $800,000 limit, are deferred and eligible for payment in the five years following a year in which the limit was exceeded. However, the deferred amount payable in one of the subsequent five years is limited to 50% of the amount of the annual bonus to be paid to Mr. Bowen in respect of that year and remains subject to the $800,000 maximum limit for that year. Any deferred amounts not paid within five years following their deferral are forfeited.

      In addition to the foregoing, the annual bonus payable for a fiscal year is deferred to the extent necessary to avoid a loss of a tax deduction by the Company due to the effect of the $1 million deduction limitation on compensation that is not qualified performance-based compensation within the meaning of Internal Revenue Code Section 162(m) and the regulations thereunder. Such deferred amounts will be deferred under the Group 1 Software, Inc. Deferred Compensation Plan until after termination of Mr. Bowen's employment with the Company, in accordance with the terms of the deferred compensation plan.

      For purposes of determining Mr. Bowen's annual bonus, the net consolidated earnings of the Company for any year in which the Company effects an acquisition or thereafter will be increased by the projected loss to net consolidated earnings for such years as determined by the Company and approved by the Board in connection with the approval of the acquisition. Finally, the Board may pay Mr. Bowen additional bonus amounts in a fiscal year if it determines that circumstances warrant such payment

Severance.

      The Agreement provides for severance benefits as follows:

      If Mr. Bowen's employment is terminated due to his death, "Disability" or "Retirement" (as such terms are defined in the Agreement) the Company is obligated to provide him with (i) payment of all accrued, but unpaid based salary, (ii) payment of any unpaid annual bonus for the preceding fiscal year,
(iii) payment of any deferred bonus amounts still subject to payment, (iv) a pro-rated bonus for the year of termination and (v) continuation of certain fringe benefits.

      If Mr. Bowen's employment is terminated by the Company for "Cause" (as such term is defined in the Agreement) or by Mr. Bowen other than for "Good Reason" (as such term is defined in the Agreements), and only following a "Change in Control" (as such term is defined in the Agreement), the Company is obligated to pay Mr. Bowen all accrued, but unpaid based salary and the annual bonus for the preceding fiscal year.

      If Mr. Bowen's employment is terminated without Cause prior to a Change in Control, the Company is obligated to provide Mr. Bowen with (i) payment of all accrued, but unpaid based salary, (ii) payment of any unpaid annual bonus for the preceding fiscal year, (iii) payment of any deferred bonus amount still subject to payment, and (iv) continued payment of base salary, annual bonuses (not subject to any limitation or reduction) and fringe benefits for the balance of the term of the Agreement.

      Following a Change in Control, if Mr. Bowen's employment is terminated by the Company without Cause or by Mr. Bowen with Good Reason, the Company is obligated to provide Mr. Bowen with (i) a severance payment equal to 2 times the sum of (A) highest annual rate of salary in effect during twelve-month period prior to termination and (B) target annual bonus for the then-current fiscal year, which shall equal the amount Mr. Bowen would have earned under his bonus formula if the Company had attained its earnings projections for such fiscal year, or such greater amount as approved by the Board prior to such fiscal year,
(ii) payment of pro-rated incentive compensation (including the annual bonus) for year of termination and of all accumulated, but unpaid deferred bonus amounts, (iii) continuation of welfare benefits for 2 years following his termination of employment, (iv) 2 years of outplacement expenses with a value of up to 20% of Mr. Bowen's base salary, (v) vesting of unvested 401(k) benefits or payment for forfeited benefits, (vi) vesting of unvested stock options, and
(vii) a gross-up for any excise tax incurred in connection with the Change in Control such that Mr. Bowen is placed in same after-tax position as if no excise taxes has been imposed. Mr. Bowen has the right to terminate employment following the one-year anniversary of a Change in Control and receive the foregoing severance.

Non-competition.

      Upon any termination of employment, Mr. Bowen is prohibited from engaging in activities that are competitive with the business of the Company for a period of twenty-four months.

Bonus Programs for Other Executives

      Each executive officer was entitled to, and received, an annual incentive bonus for the fiscal year ended March 31, 2003: in the case of Messrs. Funston and Renehan calculated on the basis of the profit performance of the Company; in the case of Messrs. Slater, Bebee and Naden, on the basis of the revenue and profit performance of their respective business units as compared to internal revenue and profit targets; in the case of Mr. Weiss on the basis of the Company's profit performance as compared with internal profit targets and the achievement of certain other objectives.

Change-in-Control Agreements

      The Company has entered into a change in control agreement with each of Messrs. Bebee, Funston, Naden, Slater, Waggoner and Weiss. The agreements are intended to provide for continuity of management in the event of a change in control of the Company. These agreements became effective on March 7, 2003 and remain in effect until the third anniversary of a change in control of the Company. A change in control would occur under any of the following circumstances: as a result of an event by which there is a change in a majority of those serving on the Board of Directors; a person or entity becomes beneficial owner of at least 25% of the Company's voting securities; a merger or similar corporate transaction that requires the approval of the Company's stockholders, and upon whose consummation the Company's stockholders or its Directors no longer control the affairs of the Company; approval by the Company's stockholders of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of its assets.

      If, within 3 years after a change in control in the Company, the employment of any of the foregoing 6 officers is terminated by the Company "without cause" or such officer leaves the Company's employ for "good reason" (as both terms are defined in these agreements), the Company shall be obligated to provide the severed officer a payment equal to 2 times the sum of (i) the highest annual rate of salary in effect during twelve-month period prior to termination plus (ii) the last year's actual bonus; (iii) continuation of welfare benefits for 2 years from the date of termination of employment; (iv) 2 years of outplacement expenses (not to exceed 20% of base salary); (v) vesting of unvested 401(k) benefits or payment for forfeited benefits; (vi) vesting of unvested stock options; (vii) a gross-up for any excise tax incurred such that the officer is placed in same after-tax position as if no excise tax had been imposed.

      Under each agreement, each officer has agreed to be bound to a non-competition covenant that is effective regardless of whether any change in control in the Company occurs. These restrictive covenants apply during the officer's employment with the Company and for 12 months thereafter. Each officer may not engage in any business relating to application software that performs name and address data hygiene functions, or electronic document design, presentment, archiving and retrieval, and payment with respect to any such documents created and presented.

      All disputes under any of these agreements are to be submitted to Board of Directors for resolution and if not resolved, to arbitration. Costs incurred by an officer in dispute or contest under an agreement are borne by the Company unless the officer's position is frivolous or advanced in bad faith.

Deferred Compensation Arrangements

      The Company has adopted a Deferred Compensation Plan by which members of senior management have the option of deferring the receipt of amounts of their annual bonus compensation, if any, and/or their base compensation (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended by the Company to qualify as an unfunded plan for federal income tax purposes and the Employee Retirement Income Security Act (ERISA). The Deferred Compensation Plan is administered by the Company. The expenses associated with the establishment and administration of the Deferred Compensation Plan are borne by the Company. Any expenses of implementing any investment option selected by a participant, however, are charged against that participant's account. The portion of compensation that is deferred is paid into a trust designated solely to administer the Deferred Compensation Plan. Currently, Mr. Bowen participates in the Deferred Compensation Plan.

Executive Supplementary Benefits

      The Company provides certain of its executive officers with group health insurance and disability insurance policies that are not available to all salaried employees. These supplementary benefits to such executive officers are limited to the cost of the premiums for the coverage. The aggregate cost is less than $25,000 per year for each covered executive officer.

Indemnification Agreements; Directors and Officers Liability Insurance

      Indemnification Agreements. Each outside current member of the Board of Directors is signatory to an indemnification agreement (the "Indemnification Agreement") with the Company. Each Indemnification Agreement provides that the Company shall indemnify the director or officer who is a party to the agreement (an "Indemnitee") if he was or is a party to or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except a derivative proceeding) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at its request in certain capacities for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company) incurred in connection with such actions, suits or proceedings. The indemnification is limited to instances where the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. With respect to derivative proceedings, the Indemnification Agreement provides indemnification similar to that provided in the Indemnification Agreement for non-derivative proceedings discussed above, except that indemnification is allowed only to the extent determined to be fair and reasonable by the court.

      The Indemnification Agreement provides that if a director or officer is entitled to indemnification for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, the Company shall nevertheless indemnify him to the extent to which he is entitled. By the terms of the Indemnification Agreement, its benefits are not available for expenses or liabilities paid directly to the Indemnitee under a policy of officers' and directors' insurance maintained by the Company or in several other instances such as if a court determines that each material assertion made by the Indemnitee in that proceeding was not made in good faith or was frivolous, or if the claim arises from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Exchange Act, or similar successor statute.

      Directors and Officers Liability Insurance. The Company currently maintains a directors and officers liability policy with an aggregate limit of liability of $20,000,000. Deductibles under this policy range from $0 per officer or director for each claim to $250,000 in the aggregate for certain covered claims. This policy does not cover, among other matters, dishonest, fraudulent, or criminal behavior.

401(k) Plan

      In January, 1994, the Company adopted the Group 1 Software, Inc. and Subsidiaries 401(k) Retirement Savings Plan and Trust (the "401(k) Plan"). The 401(k) Plan currently provides for a contribution to be made by the Company and its subsidiaries out of current operating earnings based upon the contributions made by participating employees. All employees of the Company who have been employed for at least three months are eligible to participate in the 401(k) Plan. Participants in the 401(k) Plan may contribute from 1% to 92% of their compensation from the Company (up to a limit of $12,000 in a calendar year). In addition, participants in the 401(k) Plan who are over 50 years of age are permitted to contribute an additional $2,000 in calendar year 2003. There will be no Company match against this additional "catch-up" contribution. The Company will make contributions to an employee's 401(k) Plan account equal to the sum of the following: (i) $.75 for each $1.00 a participant contributes up to 2% of the participant's compensation, (ii) $.50 for each $1.00 the participant contributes for the next 2% of the participant's compensation and (iii) $.25 for each $1.00 the participant contributes for the next 2% of the participant's compensation. Participants are immediately vested 100% in the Company's contributions and their own contributions, and earnings thereon.

                               CERTAIN TRANSACTION

      The Company has used the services of Tanenbaum-Harber Co., Inc. ("Tanenbaum-Harber") of New York, NY to obtain directors' and officers' liability insurance coverage for the current fiscal year. A description of this coverage is set out above in "Executive Officers and Compensation -- Indemnification Agreements; Directors and Officers Liability Insurance." Richard
H. Eisenberg, a Director of the Company, is also a sub-producer of Tanenbaum-Harber, and as a sub-producer, receives a commission. The Company's payment for this coverage is $558,494 which includes compensation of $55,849 to Tanenbaum-Harber for its services. The Company has confirmed that the payments to the carrier and Tanenbaum-Harber are competitive.

                                  PROPOSAL TWO

   Amendment to Certificate of Incorporation of Group 1 to Increase the Number of Authorized Shares of Common Stock from 50 million to 200 million Shares

      The Board recommends that stockholders approve the proposed amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue to an aggregate of 200 million shares from the aggregate of 50 million shares currently authorized under the Certificate. The Company's Certificate currently also provides for an aggregate of 1,200,000 shares of preferred stock. No change is proposed to the current level of authorized shares of preferred stock. As of the Record Date, 13,782,598 shares of Common Stock were issued and outstanding, and 3,838,375 additional shares of Common Stock were reserved for issuance upon exercise of outstanding stock options, and for issuance of shares under the Company's Plans. No preferred stock is issued and outstanding.

      Certificate as Amended. Upon the effectiveness of the proposed amendment, Article Fifth of the Company's Certificate will read in its entirety as follows:

      "FIFTH. The corporation shall have the authority to issue the following classes of stock:

      (1) a total of 200 million (200,000,000) shares of Common Stock, each of such shares having a par value of $.50 per share; and

      (2) a total of one million, two hundred thousand (1,200,000) shares of Preferred Stock, each of such shares having a par value of $.25 per share to be issued (i) in such series and with such designations, powers, preferences, rights, and such qualifications, limitations or restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by
Section 151 of the Delaware Corporation Law for any such series of Preferred Stock, and (ii) in such number of shares in each series as the Board of Directors shall fix by resolution or resolutions, provided that the aggregate number of all shares of Preferred Stock issued does not exceed the number of shares of Preferred Stock authorized hereby."

      No other amendment to the Company's Certificate is proposed in this Proxy Statement. If the proposed amendment is adopted, it will become effective upon the filing of the proposed amendment with the Delaware Secretary of State.

      The Common Stock, including the additional shares proposed for authorization under this Proposal, do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. Thus, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of existing stockholders. Each of the additional authorized shares of Common Stock will have the same rights and privileges as the currently authorized Common Stock. If the proposed amendment is approved, the Board of Directors would, unless a vote is otherwise required with respect to such issuance, be able to authorize the issuance of shares of Common Stock without the necessity, and related costs and delays, of either calling a special stockholders' meeting or waiting for the next regularly scheduled meeting of the stockholders in order to increase the authorized shares of Common Stock.

      On February 17, 2000, the Company effected a three-for-two stock split in the form of a 100% stock dividend, which utilized a substantial portion of the then-authorized shares of Common Stock. The Company's shareholders subsequently approved the amendment to the Company's Certificate of Incorporation on September 12, 2000, by which the total number of shares of Common Stock that could be issued by the Company was increased from 14 million to 50 million shares.

      On November 15, 2002, the Company effected a two-for-one stock split in the form of a 100% stock dividend, which also utilized a substantial portion of the currently authorized 50 million shares of Common Stock.

      The Board of Directors of the Company believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the additional shares will be available for issuance from time to time by the Company, in the discretion of the Board of Directors, without further authorization by vote of the stockholders unless such authorization is otherwise required by applicable law or regulation.

      The shares of Common Stock proposed for authorization under this Proposal may be issued for any proper corporate purpose, including, without limitation: acquiring other businesses or technologies in exchange for shares of Common Stock; entering into joint venture arrangements with other companies in which Common Stock or the right to acquire Common Stock are part of the consideration; stock splits or stock dividends; raising capital through the sale of Common Stock; attracting and retaining valuable employees by the issuance of additional stock options or use of stock-based plans; which would be issued upon the exercise of the rights granted pursuant to the Stockholders Protection Rights Agreement adopted by the Board of Directors in 1999. The Board has no current plans to use any Common Stock for any of these purposes.

      In addition, the availability of additional Common Stock, as well as the authorized and unissued shares of preferred stock, could be used in the event of an unsolicited attempt or proposal to acquire control of the Company to deter such efforts to gain control of the Company through the sale shares of Common Stock or preferred stock. The effect of such potential issuances may be to discourage the acquisition of, or proposal to acquire, a controlling interest in the Company possibly at prices that could otherwise exceed the Common Stock's market price and could also serve to maintain management and the Company's Board of Directors in their positions of control. See "---Election of Directors " for a discussion of the possible anti-takeover effect of the classification of the Company's directors into three classes. Both the non-employee director and the employee stock option plans of Group 1 provide that upon a change of control, as defined in those plans, all outstanding options become immediately exercisable. See also " --- Change in Control Agreements."

      The amendment to the Company's Certificate is not proposed as a result of knowledge by the management of the Company of any specific effort to accumulate Group 1's securities or to obtain control of the Company by means of merger, tender offer, solicitation in opposition to management or otherwise.

      The Company has no current plans or proposals to adopt other provisions or to enter into other arrangements that may have material anti-takeover effects.

      The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for approval of this amendment to the Certificate of Incorporation to increase the Company's authorized shares of Common Stock.

Recommendation of the Board of Directors Concerning the Amendment
to the Certificate to Increase the Number of Shares of Common Stock Authorized to Be Issued
-------------------------------------------------------------------

      AN AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK WILL BE REQUIRED TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE. AS A RESULT, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE.

                                 PROPOSAL THREE

            Approval of the Amendment to the Company's 1995 Incentive
    Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan to Increase by 500,000 Shares the Number of Shares Subject to the Plan

      The Board recommends to the stockholders that they approve the proposed amendment to the 1995 Incentive Option Plan, a copy of which is attached hereto as Annex A. The 1995 Incentive Option Plan currently provides (adjusted for stock splits) for up to 3,600,000 shares of Common Stock for issuance upon the exercise of options and stock appreciation rights granted under that Plan. As of the Record Date, 421,798 shares of Common Stock remained available under the Plan. The 1995 Incentive Option Plan has a term of ten years - extending to September, 2005. At the Company's 1999, 2000 and 2001 annual meetings, the stockholders each time approved an additional 300,000 shares of Common Stock to be subject to the 1995 Incentive Option Plan. The current level of authorization under the 1995 Incentive Option Plan is expected to be inadequate to deal with future grants under that Plan over the remainder of the term of the Plan. Accordingly, the Board of Directors of the Company considers it advisable to increase by 500,000 shares the share authorization under the 1995 Incentive Option Plan. The increased share authorization will afford the ability, if and when appropriate circumstances arise, to issue grants under that Plan suitable, in the determination of the Compensation Committee, which Committee administers the Plan. The following further describes the 1995 Incentive Option Plan.

The 1995 Incentive Option Plan

      The purpose of the 1995 Incentive Option Plan is to advance the growth and development of the Company by affording an opportunity to the officers and other employees (whether full-time or otherwise) of the Company or a subsidiary to purchase in shares of the Company's stock and/or to receive cash or stock distribution representing increases in the value of the Company's stock. The acquisition of such stock by such employees and/or the payment of cash distributions to such employees, who contribute to the Company's success, provide the continuing incentive for them to promote the best interest of the Company and induces them to continue their employment with the Company or a subsidiary. Finally, the 1995 Incentive Option Plan enhances the ability of the Company or a subsidiary to attract competent personnel to enter its employ.

                      Options Granted to Executive Officers
              Under 1995 Incentive Option Plan (as of Record Date)

                                                                       Value
      Name             Number of Options    Exercise Price(s)         7/14/03
      ----             -----------------    -----------------         -------
Robert S Bowen              487,500              $3.34              $7,539,188
                            500,000              $7.94              $5,431,250
                             50,000             $14.09                $235,500

Mark D. Funston(1)           29,500              $4.34                $426,718
                             30,000              $2.66                $484,050
                             14,000              $9.91                $124,512
                             25,000              $5.25                $338,750
                             10,500             $14.09                 $49,455

Alan P. Slater(2)            22,500              $3.34                $347,963
                             24,928              $3.00                $393,862
                             37,500              $2.67                $605,063
                             60,000              $3.46                $920,400
                             20,000              $9.91                $177,874
                             25,000              $6.38                $310,625
                             15,000             $14.09                 $70,650

Stephen R. Bebee1(3)         30,000              $3.00                $474,000
                             24,000              $2.66                $387,240
                             15,000              $3.46                $230,100
                             10,000              $9.91                 $88,937
                             18,000              $6.38                $223,650
                              7,500             $14.09                 $35,325

Edward Weiss                  7,500              $3.34                $115,988
                             12,000              $2.66                $193,620
                              8,000              $9.91                 $71,150
                              6,000             $14.09                 $28,260

Andrew W. Naden              30,000              $7.21                $347,850
                             10,000              $6.75                $120,500
                             15,000             $14.09                 $70,650

John C. Renehan(4)            6,000              $9.91                 $53,362
                             11,200              $5.25                $151,760
                              6,000             $14.09                 $28,260

      o All executive officers as a group- 1,567,628 options, and all Company employees other than executive officers as a group - 1,610,574

      As of the Record Date, 3,178,202 options to purchase Common Stock under any Group 1 Stock Option Plan had been granted to all Company employees, including current officers who are executive officers. The closing price for the Common Stock was $18.80 per share on the Record Date.

----------
(1) Excludes 20,000 options granted at an exercise price of $4.34 that were exercised prior to the Record Date.
(2) Excludes 5,072 options granted at an exercise price of $3.00 that were exercised prior to the Record Date.
(3) Excludes 15,000 options granted at an exercise price of $3.335 that were exercised prior to the Record Date.
(4) Excludes 4,950, 7,500 and 2,800 options granted at exercise price of $3.335, $3.00 and $5.25, respectively, that were exercised prior to the Record Date.

      The following is a brief description of the principal provisions of the 1995 Incentive Option Plan and is qualified in its entirety by the 1995 Incentive Option Plan included herewith as Annex A.

      The 1995 Incentive Option Plan authorizes the grant of incentive stock options ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("Non-Qualified Stock Options"), and stock appreciation rights units ("Stock Units") redeemable at the discretion of the Company for cash or stock or a combination thereof. Only employees of the Company or employees of the Company's subsidiaries are eligible for options under the Plan. The Plan reserves currently 3,600,000 shares for issuance upon the exercise of options granted and for issuance upon redemption of Stock Units granted under it. Upon adoption of the proposed amendment, that issuance level would be raised to 4,100,000 shares (adjusted for stock splits). No other amendment to the 1995 Incentive Option Plan is proposed in this Proxy Statement.

      Administration and Eligibility. The 1995 Incentive Option Plan is administered by the Company's Compensation Committee appointed by the Company's Board of Directors. The 1995 Incentive Option Plan authorizes the grant of options with an exercise price equal to 100% of the fair market value of the shares of Common Stock on the date the options are granted. Only those officers and employees of the Company designated by the Compensation Committee are eligible to participate in the 1995 Incentive Option Plan.

      The 1995 Incentive Option Plan precludes the issuance of ISOs to individuals owning stock possessing more than ten percent of the total combined voting power of all classes of stock in the Company, its subsidiaries, and any parent it may subsequently have. Options to purchase Common Stock are not included in determining whether a person is a ten percent or more stockholder. To the knowledge of the Company, no person otherwise eligible to receive ISOs holds or owns ten percent or more of the total combined voting power of all classes of stock.

      Terms and Conditions of Grants. The Options contain such terms as the Compensation Committee determines including the term and installments, if any, during which the options may be exercised. The 1995 Incentive Option Plan provides that options may be exercised not later than six months after the date of termination of employment except in the event of the termination of employment by the Company for cause, in which event the options will be revoked upon termination of employment. In the event of the termination of employment as a result of the disability of the optionee, however, the options will be exercisable for a period of twelve months following such termination. The options may not be transferred other than by will or the laws of descent and distribution.

      The 1995 Incentive Option Plan permits optionees to pyramid and to surrender to the Company already-owned shares of the Common Stock, valued at the fair market value on the date of exercise, in full or partial payment of the exercise price.

      The 1995 Incentive Option Plan provides for the acceleration of the vesting and redemption of stock units and stock options upon the occurrence of any of the following events and approval of the acceleration by the Compensation
Committee: (i) the commencement of a bona fide "tender offer", other than by the Company, acceptable to the Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers;
(ii) a successful tender offer not previously approved by the Board resulting in a change of control of the Board; (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring); (iv) the Company's adoption of a plan of dissolution or liquidation; or (v) the Company's execution of an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were stockholders of the Company immediately prior to such merger or consolidation. The options shall be fully exercisable regardless of whether the tender offer is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which options are granted to holders of outstanding options. If the agreement concerning the sale of substantially all of the Company's assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the options not exercised prior to a formal determination by the Company's Board of Directors that the contemplated transaction will not be consummated shall, on and after the date of such determination, be subject to the exercise restrictions set forth in the respective option agreements. Under the accelerated vesting provisions of the 1995 Incentive Option Plan, the Board of Directors cannot prevent accelerated vesting of options upon a triggering event.

      Certain Tax Matters. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the 1995 Incentive Option Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

      Under the 1995 Incentive Option Plan, an optionee does not recognize any taxable income at the time of the grant of an ISO. Furthermore, in general, the optionee does not recognize income on the exercise of an ISO. However, if the option is exercised by an individual who has terminated his or her employment more than three months prior to the exercise of the ISO, the individual will be taxed on the difference between the fair market value of the stock and the amount paid for the stock. While the exercise of an ISO does not generally result in current taxable income, the same does not hold true for purposes of the Alternative Minimum Tax ("AMT"). Upon the exercise of an ISO, the optionee must recognize for AMT purposes the difference between the exercise price of the option and the fair market value of the stock received.

      An employee who disposes of stock, acquired through the exercise of an ISO, will recognize long-term capital gain equal to the excess of the sale price over the price paid for the stock if such sale does not occur within (A) two years after the option is granted, and (B) one year after the stock is acquired. In this case, the Company will not receive a deduction for compensation expense. If, however, the employee disposes the stock prior to the aforementioned holding periods, then the employee will have ordinary income equal to the lesser of: (i) the difference between the option exercise price and the fair market value of the stock on the date the option was exercised or (ii) the difference between the option exercise price and the fair market value of the stock on the date of sale or exchange. Any additional gain attributed to the sale will be considered capital gain. The amount so recognized as ordinary income to the employee will be deductible to the Company as compensation expense.

      If the exercise of an ISO is made by delivery of shares of Common Stock (acquired pursuant to the 1995 Incentive Option Plan) in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction provided that such shares were not delivered prior to (A) two years after the option had been granted, and (B) one year after the stock had been acquired. If stock is used to exercise an option, but is delivered prior to the expiration of the aforementioned holding periods, the employee will have ordinary income equal to the difference between the fair market value of the stock on the date acquired, and the price paid to exercise the option. In addition, the employee will recognize capital gain income equal to the difference between the fair market value of the stock when acquired, and the fair market value of the newly issued stock received. The Company will be able to take a compensation expense deduction for the amount recognized by the employee as ordinary income.

      With respect to Non-Qualified Stock Options, the optionee does not recognize taxable income, and the Company is not entitled to a deduction, upon the grant of such options. Upon exercise of such options, the optionee recognizes ordinary income in an amount equal to the amount by which the fair market value of each share of Common Stock on the date of exercise exceeds the option price. The amount so recognized as income is deductible by the Company. Upon any subsequent sale of shares by an optionee, the optionee's basis in the shares purchased for determining gain or loss is the fair market value on the date of exercise, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of Common Stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of Common Stock. Such equivalent number of new shares have the same basis and holding period as the shares exchanged.

      The number of shares received in excess of the number of shares delivered is included in the optionee's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of these shares will be capital gain or loss, either long-term or short-term depending upon the holding period of the shares (which begins on the date the optionee recognizes income with respect to such shares, except for the shares deemed to be received in a tax-free transaction as described above).

      Any payment received for the redemption of Stock Units is compensation income to the employee and a compensation deduction to the employer.

      The foregoing is not to be considered as tax advice to any persons who may be optionees, and any such persons are advised to consult their own tax counsel.

Recommendation of the Board of Directors Concerning the Amendment to the 1995 Incentive Option Plan

      AN AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF VOTING SECURITIES PRESENT AND VOTING AT THE MEETING IS REQUIRED FOR APPROVAL. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE 1995 INCENTIVE OPTION PLAN.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      PWC has audited the Company's financial statements for the fiscal years ending March 31, 2003, 2002 and 2001. A representative of PWC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed by PWC for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2003 and the reviews of the financial statements included in the Company's Quarterly Reports on SEC Form 10-Q for that fiscal year were $170,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by PWC for financial information systems and implementation for the fiscal year ended March 31, 2003.

      All Other Fees. The aggregate fees billed by PWC for services rendered for the fiscal year ended March 31, 2003, other than the services described above in this section, were $257,000. Such services included tax consulting, expatriate tax services, foreign statutory reporting, employee benefit plan audits, and accounting research consultation.

                             SHAREHOLDERS' PROPOSALS

      If shareholders wish to submit a proposal for inclusion in the Company's proxy materials for the 2004 Annual Meeting of shareholders, the Company must receive such proposals at its principal executive office at 4200 Parliament Place, Suite 600, Lanham, Maryland 20706-1844, Attention: Edward Weiss, Secretary, no later than April 6, 2004.

      In addition, if shareholders wish to bring a proposal before the 2004 annual meeting of shareholders but do not wish to have such proposal included in the Company's proxy statement for that meeting, the shareholder must give the Company written notice of such proposal(s) at the address set forth in the preceding paragraph, on or before June 18, 2004 in order for such proposal(s) to be considered timely. The persons designated as proxies in connection with the 2004 annual meeting will have discretionary voting authority with respect to any shareholder proposal(s) not received timely.

      Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The shareholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

                             SOLICITATION PROCEDURES

      Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, Internet, telegram and personal interview. Certain holders of record such as brokers, custodians and nominees, are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owner's instructions concerning the voting of proxies. The Company has retained Georgeson Shareholder Communications, Inc., 17 State Street, NY, NY to assist in the solicitation of proxies. For these services, we will pay Georgeson a fee of $4,000 and reimburse it for certain out of pocket disbursements and expenses. The other costs of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in regard to the proxy soliciting materials) will also be paid by the Company.

                                  MISCELLANEOUS

      Management does not intend to present any other matters at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named as proxies will vote them in accordance with their best judgment.

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than the Company, the Company has relied upon information furnished by such person or contained in filings made by such person with the Securities Exchange Commission.

                                        By Order of the Board of Directors

Dated:  August __, 2003                 Edward Weiss
                                        Secretary

                                     # # # #

                                     Annex A

                            GROUP 1 SOFTWARE, INC.
                             INCENTIVE STOCK OPTION,
                         NON-QUALIFIED STOCK OPTION AND
                          STOCK APPRECIATION UNIT PLAN
                         ------------------------------

      Group 1 Software, Inc., a Delaware corporation (f/k/a COMNET Corporation) (hereinafter referred to as the "Company"), adopted and established a non-qualified stock option and stock appreciation incentive unit plan (the "Plan") for its officers and other key employees (whether full-time or otherwise) effective as of September 12, 1995, the date it was approved by the Company's shareholders at their annual meeting. The Plan was amended by the Company's shareholders at their annual meetings on September 23, 1999, September 12, 2000 and, September 21, 2001 and the Compensation Committee of the Company's Board of Directors effective November 1, 2000.

      The provisions of the Plan are set forth below:

                                   SECTION ONE

                       DESIGNATION AND PURPOSE OF THE PLAN

      A. Designation. This document is designated the "GROUP 1 SOFTWARE, INC. INCENTIVE STOCK OPTION, NON-QualifieD STOCK OPTION AND STOCK APPRECIATION UNIT PLAN" (hereinafter referred to as the "Plan").

      B. Purpose. The purpose of the Plan is to advance the growth and development of the Company by affording an opportunity to the officers and other employees (whether full-time or otherwise) of the Company or a Subsidiary to invest in shares of the Company's Stock and/or to receive a cash or Stock distribution representing increases in the value of the Company's Stock. The acquisition of such Stock by such employees and/or the payment of cash distributions to such employees, who contribute to responsible for the Company's success, provides a continuing incentive for them to promote the best interests of the Company and induces them to continue their employment with the Company or a Subsidiary. Finally, the Plan will enable the Company or a Subsidiary to attract competent personnel to enter its employ.

                                   SECTION TWO

                                   DEFINITIONS

      The following definitions shall be applicable to the terms used in the
Plan:

      A. "Code" means the Internal Revenue Code of 1986, as presently in effect or as hereafter amended.

      B. "Committee" means the Compensation Committee appointed to administer the Plan pursuant to Section Four.

      C. "Company" means Group 1 Software, Inc. (f/k/a COMNET Corporation), a Delaware corporation.

      D. "Eligible Individual" means any officer or other key employee (whether full-time or otherwise) of the Company or a Subsidiary. Options and Stock Units may be granted under the Plan only to such officers and other key employees (whether full-time or otherwise) of the Company or a Subsidiary.

      E. "Incentive Stock Option" shall mean an option granted under this Plan that meets the requirements of Code Section 422.

      F. "Incentive Stock Option Plan" shall mean that part of the Plan the provisions of which are specifically designated as relating solely to Incentive Stock Options as well as those provisions of the Plan which relate to Options generally or to both Options and Stock Units.

      G. "Non-Qualified Stock Option" means any options granted under the Plan that are not Incentive Stock Options.

      H. "Non-Qualified Stock Option Plan" shall mean that part of the Plan the provisions of which are specifically designated as relating solely to Non-Qualified Stock Options as well as those provisions of the Plan which relate to Options generally or to both Options and Stock Units.

      I. "Option" shall mean an Incentive Stock Option and a Non-Qualified Stock Option granted under this Plan to purchase authorized but unissued or treasury shares of the Company's Stock.

      J. "Participant" means any Eligible Individual who is granted an Option or Stock Unit as provided in this Plan, and shall also mean the successor in interest, if any, of a deceased Eligible Individual.

      K. "Plan" shall mean the Group 1 Software Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan as set forth in this document, and as hereafter amended, the provisions of which, unless otherwise designated, form a part of each of the incentive Stock Options Plan, the Non-Qualified Stock Option Plan, and the Stock Appreciation Unit Plan.

      L. "Redemption Date" for a Stock Unit shall be the earlier of (i) the date so designated in the written instrument granting the Stock Unit, which shall in no event be earlier than the first anniversary of the date of grant of the Stock Unit (except as otherwise expressly provided herein) nor later than the tenth anniversary of the date of grant of the Stock Unit; (ii) the date of the death of the Participant to whom the Stock Unit was granted; or (iii) the date which is the first day of the sixth month following the termination of employment of the Participant to whom the Stock Unit was granted if such termination of employment is due to "total disability" of the Participant. If the termination of employment is due to any other cause which the Committee, in its sole discretion, determines should permit a redemption rather than a forfeiture of outstanding vested Stock Units, the redemption rules of Section Twelve A shall apply.

      M. "Stock" means the Common Stock of the Company.

      N. "Stock Appreciation Unit Plan" shall mean that part of the Plan the provisions of which are specifically designated as relating solely to Stock Units as well as those provisions of the Plan which relate to both Stock Units and Options.

      O. "Stock Unit" means a stock appreciation incentive unit granted to a Participant by the Committee under this Plan.

      P. "Subsidiary" shall mean an affiliate controlled by the Company, directly or indirectly, through one or more intermediaries, subject to Section Twelve(A)(vi), below.

      Q. "Vesting Date" for a Stock Unit shall mean the date or dates upon which all or any portion of the Stock Units shall become non-forfeitable in the event of the subsequent total disability or death of the participant or in the event of the termination of employment of the Participant for other causes approved by the Committee.

      R. Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular, and the masculine may mean the feminine or neuter.

                                  SECTION THREE

                 STOCK SUBJECT TO STOCK OPTIONS AND STOCK UNITS

      Subject to the adjustment provided in Section Ten, the total number of shares of Stock which may be delivered to all participants upon the exercise of all Options granted under this Plan, shall not exceed 1,800,000 and the total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors of the Company and approved by the stockholders of the Company. Shares delivered under this Plan upon the exercise of an Option shall be fully paid and non-assessable. Subject to the adjustment provided in Section Ten, the total number of Stock Units which may be issued by the Committee to all Participants under this Plan shall not exceed 100,000 and the total of such Stock Units may be increased only by a resolution adopted by the Board of Directors of the Company and approved by the stockholders of the Company. Such Stock may either be authorized and unissued or treasury stock. Subject to the adjustment provided in Section Ten, the total number of Shares of Stock which may be issued by the Committee in redemption of Stock Units to all Participants under the Plan shall not exceed 75,000 shares and the total number of shares of Stock which may be so issued may be increased only by a resolution adopted by the Board of Directors of the Company and approved by the stockholders of the Company.

                                  SECTION FOUR

                           ADMINISTRATION OF THE PLAN

      A. Appointment of Committee. The Board of Directors shall appoint a Compensation Committee (the "Committee") which shall consist of not less than three (3) members of such Board of Directors, none of whom is, or has been during the one (1) year period prior to his appointment, an Eligible Individual, who shall not be eligible during the period of service on the Committee. In addition, the Board of Directors may designate a member of the Committee to act as Chairman of the Committee. The Board of Directors, in its sole discretion, may at any time, remove any member of the Committee and appoint a director to fill any vacancy on the Committee. No individual may participate as a member of the Committee in the administration of this Plan if he shall have been eligible to receive a grant of an award of any options or stock appreciation rights of the Company or any of its affiliates (as that term is used in SEC Rule 16b-3) under this Plan or any other discretionary plan of the Company or its affiliates (as that term is used in SEC Rule 16b-3) at any time within one year prior to serving on the Committee.

      B. Committee Meetings. The Committee shall hold its meetings at such times and places as are specified by the Committee. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of a quorum present at the meeting duly called by any member of the Committee; provided, however, that any action taken by a written document signed by a majority of the Committee members shall be as effective as actions taken by the Committee at a meeting duly called and held.

      C. Committee Powers. Subject to the terms and provisions of this Plan, the Committee shall have full power and authority to (i) designate the Eligible Individuals to whom Options or Stock Units shall be granted, (ii) determine the number of Options and/or Stock Units to be granted to each Participant, (iii) determine the Redemption Date of any Stock Units and the Vesting Date for any Stock Units, (iv) determine whether a vested Stock Unit shall be redeemed for cash or for Stock or for a combination of cash and Stock, (v) determine the purchase price to be paid for each share of Stock deliverable upon the exercise of any Options, which shall be at least equal to the fair market value of a share of Stock at the time the Option is granted, (vi) determine the period during which an Option may be exercised, which period may not (except as otherwise expressly provided herein commence prior to the first anniversary of the date of grant of the Options nor extend beyond the tenth anniversary of the date of grant of the Options, (vii) establish the provisions of Non-Qualified Options to avoid such Options being deemed to constitute incentive stock options under Section 422 of the Code and regulations thereunder, including but not limited to extending the terms of Non-Qualified Options to a term not to exceed ten years and seven days and (viii) determine any other conditions to which the exercise of an Option shall be subject, including, subject to the provisions of Section Twelve, the effect upon an Option of the termination of employment or death of a Participant. The Committee shall have all rights, powers and authority necessary or appropriate to administer this Plan in accordance with its terms, including, without limitation, the power to make binding interpretations of this Plan and to resolve all questions (whether express or implied) arising thereunder. The Committee may prescribe such rules and regulations for administering this Plan as the Committee, in its sole discretion, deems necessary or appropriate.

                                  SECTION FIVE

                            SELECTION OF PARTICIPANTS

      In determining which Eligible Individuals shall be granted Options and/or Stock Units, the Committee shall evaluate, inter alia, (i) the duties and responsibilities of the Eligible Individuals, (ii) their past and prospective contributions to the success of the Company, (iii) the extent to which they are performing and will continue to perform valuable services for the benefit of the Company, and (iv) such other factors as the Committee deems relevant.

                                   SECTION SIX

                       ISSUANCE OF OPTIONS AND STOCK UNITS

      A. Form of Options and Stock Units. Subject to the provisions of this Plan, each group of Options and/or Stock Units granted to a Participant shall be set forth in a written instrument upon such terms and conditions as the Committee determines. The Redemption Date of any Stock Unit and the Vesting Date of any Stock Unit shall be set forth in such written instrument. Each such instrument shall incorporate the provisions of this Plan by reference.

      B. Date of Grant of Stock Units and Options. The date of grant for a Stock Unit shall be the date on which the Stock Unit instrument was issued to the Participant and for an Option shall be the date such options were granted by the Committee.

      C. Delivery of Shares on Exercise of Option. Except as otherwise expressly provided herein, no Option may be exercised prior to the first anniversary of the date of grant of the Option. Upon exercise of any Option, or any portion thereof, the Committee shall deliver to the Participant such number of shares of Stock as the Participant elects to purchase, as soon as practicable after the Committee receives (i) written notice of such exercise under and pursuant to the terms and conditions of the applicable Option document and (ii) the full purchase price for such shares which shall be paid in cash or shares of stock, or a combination thereof. The Participant shall be entitled to pyramid the shares received upon exercise of Options by simultaneously delivering such shares of stock in payment of the purchase price of shares subject to additional Options; any share delivered in payment of the exercise price must have been held of record by the Optionee for a least six months or such other period as may be required to avoid any adverse effect on the financial position of the Company or a Subsidiary as a result of incurring compensation expense or otherwise. Such shares, which shall be fully paid and non-assessable upon the issuance thereof, shall be represented by a certificate or certificates registered in the name of the Participant and stamped with any appropriate legend.

                                  SECTION SEVEN

                      VESTING AND REDEMPTION OF STOCK UNITS

      A. Vesting. The amount to be paid in redemption of any Stock Unit as of the Redemption Date of such Stock Unit shall be equal to the percentage of the "Stock Unit Value" of the Stock Unit in which the Participant has a vested interest as of the Redemption Date. The Committee may, in its discretion, issue Stock Units to a participant in which the Participant has an immediate fully vested interest or may impose such vesting requirements, expressed in terms of years of continuous employment with the Company and/or a Subsidiary, as the Committee, in its sole discretion, may determine is appropriate in any given situation.

      B. Stock Unit Value. The "Stock Unit Value" of a Stock Unit shall be determined as of the Redemption Date of the Stock Unit and shall consist of the appreciation, if any, in the value of one share of Stock of the Company, between
(i) the value of one share of the Company's Stock as of the date of grant of the Stock Unit, and (ii) the value of one share of Stock of the Company as of the Redemption Date of such Stock Unit.

      C. Payment of Stock Unit Value. Each Stock Unit granted to a Participant which has become vested shall be redeemed by the Committee on the Redemption Date of such Stock Unit. The "Stock Unit Value" of the Stock Unit shall be paid to the Participant in cash, in Stock or in a combination of cash and Stock as soon as is practicable after the Redemption Date, at the discretion of the Committee. To the extent that payment of the Stock Unit Value is made in shares of Stock, the value of the Company's Stock as of the Redemption Date shall be used in determining the number of shares of Stock to be received by the Participant. Any shares of stock received by a Participant upon exercise of a Stock Unit shall be non-transferable until a period of at least six months has elapsed since the date of the grant of such Stock Unit.

                                  SECTION EIGHT

                 NON-TRANSFERABILITY OF OPTIONS AND STOCK UNITS

      Any Option or Stock Unit granted to an Eligible Individual may not be sold, exchanged, assigned, pledged, discounted, hypothecated or otherwise transferred except by will or by the laws of descent and distribution. During the lifetime of the Eligible Individual to whom an Option or Stock Unit is issued, such Option or Stock Unit may be exercised only by the Eligible Individual to whom it was issued or his representative. Upon any attempt to so sell, transfer, assign, pledge, discount, hypothecate or otherwise transfer any Option or Stock Unit, or any right there- under, contrary to the provisions hereof, such Option of Stock Unit and all rights thereunder shall immediately become null and void.

                                  SECTION NINE

                         COMPLIANCE WITH SECURITIES LAWS

      Unless a registration statement under the Securities Act of 1933 is then in effect with respect to the Stock a Participant receives upon the exercise of an Option or the redemption of a Stock Unit the Committee, in its discretion, may require, at the time that a Participant so receives such Stock, that the Participant agrees in writing to acquire any such Stock he may so receive for investment and not for distribution, or to consent to such other agreement as the Committee, in its discretion, may deem to be necessary to comply with the requirements of the Securities Act of 1933 or any applicable state securities laws. A reference to any such agreement shall be inscribed on the Stock certificate(s). Each Option shall be subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

                                   SECTION TEN

                     CHANGES IN CAPITAL STRUCTURE OF COMPANY

      In the event of the splitting or consolidation of shares of Stock of the Company, the payment of a stock dividend by the Company or a similar transaction, the number of shares of Stock specified in Section Three of this Plan, the number of shares of Stock upon which the value of each outstanding Stock Unit shall be based and the value per share and the number and price per share of shares subject to then outstanding Options shall be proportionately adjusted.

                                 SECTION ELEVEN

                    REORGANIZATION, DISSOLUTION, LIQUIDATION
                       CHANGE OF CONTROL OR SIMILAR EVENT

      A. Treatment of Options. In the event of an occurrence of any of the following events and upon approval of the Committee:

            (i) the commencement of a bona fide "tender offer" acceptable to the Company's Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Federal Securities Exchange Act of 1934, as amended, or any subsequent comparable Federal rule or regulation governing tender offers;

            (ii) a successful tender offer not previously approved by the Company's Board of Directors resulting in a change of control of the Board;

            (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring);

            (iv) the Company's adoption of a plan of dissolution or liquidation; or

            (v) the Company's execution of an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were shareholders of the Company immediately prior to such merger or consolidation; each Participant shall have the right, immediately following such occurrence, to exercise his or her Option in full to the extent not theretofore exercised regardless of any provision herein or any provision in the Option contract providing for the deferment of the vesting or exercise thereof.

      The Participant shall be entitled to exercise the options regardless of whether the tender offer (described in subsection A(i), directly above), is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which options are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the Options not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the exercise restrictions set forth in the Option agreement. In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, all outstanding Options shall pertain to the securities or other property to which a holder of the number of shares of Stock covered by the Option would have been entitled to receive in connection with such event, and in the case of any other event specified herein, each outstanding Option shall remain outstanding and exercisable in accordance with its terms.

      B. Treatment of Stock Units. In the event of an occurrence of any of the following events and upon approval of the Committee:

            (i) the commencement of a bona fide "tender offer" acceptable to the Company's Board for the shares of the Company as provided under Rule 14d-2 promulgated under the Federal Securities Exchange Act of 1934, as amended, or any subsequent comparable Federal rule or regulation governing tender offers;

            (ii) a successful tender offer not previously approved by the Company's Board of Directors resulting in a change of control of the Board;

            (iii) the Company's execution of an agreement concerning the sale of substantially all of its assets (other than to a subsidiary in a mere corporate restructuring);

            (iv) the Company's adoption of a plan of dissolution or liquidation; or

            (v) the Company's execution of an agreement concerning a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who were shareholders of the Company immediately prior to such merger or consolidation; the Redemption Date with respect to all Stock Units theretofore granted hereunder and outstanding at that time shall be the date of such event, regardless of any provision herein or any provision in the Stock Unit contract providing for the deferment of the vesting or redemption of any provision herein or any provision in the Stock Unit contract providing for the deferment of the vesting or redemption thereof.

      The Participant shall be entitled to require redemption (the "Redemption Date") of the Stock Units regardless of whether the tender offer is successful, regardless of whether the dissolution or liquidation is consummated, and regardless of whether the other corporation which is the surviving corporation in a merger or consolidation shall adopt and maintain any plan under which Stock Units are granted to the Participant. In the event the agreement concerning the sale of substantially all of its assets or the agreement concerning a merger or consolidation is not consummated by the parties, then the Stock Units not exercised prior to the formal determination by the Board that the contemplated transaction will not be consummated shall on and after the date of such determination again be subject to the vesting restrictions set forth in the Option agreement.

      In the case of a merger, consolidation, reorganization, reclassification, sale of assets or similar event, the Stock Unit Value of any Stock Unit upon the redemption of such Stock Unit shall be determined on the basis of the difference, if any, between (i) the value of a single share of the Company's Stock as of the date of grant of such Stock Unit, and (ii) the current value, as of the Redemption Date of such Stock Unit, of the shares of stock or other securities into which a single share of the Company's Stock would have been converted on the date of such reclassification, consolidation, merger, reorganization, sale of assets or other similar event.

                                 SECTION TWELVE

                            TERMINATION OF EMPLOYMENT

      A. Severance.

            (i) Stock Units - Termination of Employment. In the event that a Participant's employment with the Company or a Subsidiary terminates for any reason, other than due to his death or "total disability," any Stock Unit granted to him will be forfeited, whether or not such Stock Unit had been vested, unless the Committee, in its sole discretion, decides to authorize the redemption of the Stock Unit, to the extent then vested. If the Committee so decides to redeem the Stock Unit, it shall be redeemed as of the third business day following the next date on which quarterly and/or annual summary statements of sales and sales earnings of the Company are released for publication on a wire service, in a financial news service, in a newspaper of general publication or are otherwise made publicly available.

            (ii) Stock Units - Total Disability. In the event that a Participant's employment with the Company or a Subsidiary is terminated due to his incurring a "total disability", any Stock Units granted to him will be redeemed, to the extent then vested, upon the expiration of six months following the date of termination of employment due to a "total disability".

            (iii) Options - Termination of Employment. In the event that a Participant's employment with the Company or a Subsidiary terminates for any reason, other than due to his death or "total disability", any Option granted to such Participant will expire in accordance with the provisions of the Options document dealing with the effect of a termination of employment. Such provisions must provide for an expiration of the Option not later than six months after the date of such termination. Notwithstanding the foregoing, in the event that the Participant's employment is terminated for cause any Option granted to him shall be revoked as of the date his employment terminates. Notwithstanding any other provisions of this Plan, no payment under any Stock Unit or issuance of any Stock pursuant to any Option or Stock Unit shall be made and all rights of the Participant who received such Option or Stock Unit (or his designated beneficiary or legal representatives) under this Plan shall be forfeited if, prior to the time of such payment or issuance, the Participant (1) shall be employed without the Company's or affiliate's consent by a competitor of, or shall be engaged in any activity in competition with, the Company or an affiliate; (2) divulges without the consent of the Company any secret or confidential information belonging to the Company or an affiliate; (3) has been dishonest or fraudulent in any matter affecting the Company or (4) has committed any act which, in the sole judgment of the Committee, has been substantially detrimental to the interests of the Company. The Company shall give a Participant written notice of the occurrence of any such event (described in the foregoing clauses (1) - (4)) prior to making any such forfeiture. The determination of the Committee as to the occurrence of any of the events specified in the foregoing clauses (1)-(4) of this Section 11 shall be conclusive and binding upon all persons for all purposes. Any Award shall be subject to forfeiture for the reasons provided in this Section in such manner as shall be provided by the Committee.

      Notwithstanding any other provisions of this Plan, if Participant terminates his/her employment with the Company due to death, total disability or she/he retires from the Company, then, all of the issued, unexercised and unvested Option(s) granted the Participant, as of his/her date of termination of employment, shall immediately vest and remain fully vested until such Option(s) expire in accordance with the provisions of the Option(s) document(s). The foregoing acceleration is subject to the following conditions: if, in the case of retirement or total disability, the Participant nonetheless commences employment and with a competitor of the Company, or an affiliate, provides service to any such competitor (either as an independent contractor, director, consultant, representative or otherwise), or shall invest in any such competitor in excess of five percent (5%) of the issued and outstanding shares of voting securities of such competitor), then the Participant shall immediately pay to the Company the difference between the gross proceeds received by Participant from the exercise of the Option(s) that were accelerated pursuant to the previous sentence, less the exercise price for such accelerated Option(s). For the purposes of the foregoing provision, Retirement shall consist of the cessation by the Participant of gainful employment for pay with the Company at the age of at least sixty-two (62) years with at least five (5) full years of service with the Company or an affiliate, or at least sixty (60) years with at least ten (10) full years of service with the Company or an affiliate, or fifty-five (55) years with at least fifteen (15) full years of service with the Company or an affiliate.

            (iv) Options - Total Disability. In the event that a Participant's employment with the Company or a Subsidiary is terminated due to his incurring a "total disability," any Option granted to such Participant will expire twelve months after the date of such termination.

            (v) Definition of "Total Disability". For purposes of this Section Twelve, a Participant is totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

            (vi) Definition of "Subsidiary". For purposes of this Section Twelve, a Participant's employer shall continue to be deemed a Subsidiary notwithstanding that such entity is no longer directly or indirectly controlled by the Company and therefore no longer a Subsidiary, provided that the Participant's employer was a Subsidiary at the time the Options or Stock Units were granted to such Participant.

      B. Death. If a Participant dies while in the employ of the Company or a Subsidiary, his vested Stock Units will be redeemed as soon as is practicable after his death and the proceeds of such redemption shall be paid over to the executor or administrator of the estate of the Participant or to the person to whom the Stock Units shall pass by will or by the laws of descent and distribution. If a Participant dies while in the employ of the Company or a Subsidiary, any Option may provide that it can be exercisable not later than six months after his death by the executor or administrator of the estate of the Participant or by the person to whom the Option shall pass by will or by the laws of descent and distribution, but only to the extent the Participant was entitled to exercise the Options as of the date of his death.

                                SECTION THIRTEEN

                   PARTICIPANT'S RIGHTS AS A HOLDER OF SHARES

      A Participant has no rights as a stockholder with respect to any shares of Stock paid in redemption of any Stock Units or acquired pursuant to the exercise of an Option until the date a certificate is issued to him for such shares. Except as otherwise provided in Section Ten of this Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

                                SECTION FOURTEEN

                             AMENDMENTS TO THE PLAN

      The Board of Directors of the Company may amend or terminate this Plan at any time; provided, however, that (i) any such amendment or termination shall not adversely affect the rights of Participants under Options or Stock Units granted prior thereto; and (ii) any amendment which increases the total number of Options, Stock Units or shares of Stock covered by this Plan, changes the definition of Eligible Individual, changes the criteria for becoming a member of the Compensation Committee or any other material change to this Plan shall be subject to obtaining the approval thereof by the Company's stockholders. Notwithstanding the foregoing, this Plan shall not be amended more than once every six months, other than to comport with changes in the, the Code, the Employee Retirement Income Security Act of 1974, as amended or the rules thereunder.

                                 SECTION FIFTEEN

                   EFFECTIVE AND EXPIRATION DATES OF THE PLAN

      This Plan shall be effective on September 12, 1995, after approval of it by the Company's shareholders. No Option shall be granted after September 10, 2005.

                                 SECTION SIXTEEN

                       INCENTIVE STOCK OPTIONS PROVISIONS

      The provisions of this Section Sixteen shall apply only to Incentive Stock Options.

      A. Over Ten-Percent Shareholders. Incentive Stock Options shall not be issued to individuals then owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company.

      B. Limit. Incentive Stock Options shall not be granted which will cause the aggregate fair market value (determined at the time each Option is granted) of the Stock for which options are granted to any Eligible Individual under all incentive stock option plans of the Company during the calendar year to exceed $100,000 plus the "unused limit carry-over" referred to in Section 422(b)(8) of the Internal Revenue Code of 1954.

                                     # # # #

                             GROUP 1 SOFTWARE, INC.
                        4200 Parliament Place, Suite 600
                           Lanham, Maryland 20706-1844

  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GROUP 1 SOFTWARE, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                SEPTEMBER 4, 2003

      The undersigned hereby appoints Edward Weiss and Mark D. Funston, as true and lawful attorneys and proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Stockholders of Group 1 Software, Inc. (the "Company") to be held on Thursday, September 4, 2003, at 10:30 AM at 100 Maiden Lane, New York, New York 10038, and at any adjournment or postponement thereof (the "Annual Meeting") with respect to all shares of common stock of the Company which the undersigned would possess if personally present on the following matters.

               --------------------------------------------------
                            PROXY VOTING INSTRUCTIONS
               --------------------------------------------------

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS              =>

                    ---------------------

                    ---------------------

      The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the election of the nominees for director and FOR the other proposals set forth in the Company's Notice of Annual Meeting of Stockholders.

      (1)   Election of Directors

            Election of the nominees listed at right to the Company's Board of Directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors;

            (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

            Mr. James P. Marden
            Mr. Charles A. Mele
            Mr. Charles J. Sindelar

      (2) To consider and act upon a proposal to amend the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Group 1 Common Stock from 50 million shares to 200 million shares;

      (3) To consider and act upon a proposal to amend the Company's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan to increase by 500,000 shares the number of shares subject to stock options which may be granted under the Plan; and

      (4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      There is no assurance that any of the Company's nominees will serve as directors if any other nominees are elected to the Board.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT THE INDIVIDUALS NAMED IN PROPOSAL 1 AND FOR EACH OF PROPOSALS 2, 3 AND 4.

      In their discretion, the appointed proxies may also vote upon any other matters which the persons making the solicitation do not know, a reasonable time before the solicitation and that properly come before the Annual Meeting or any adjournment or postponement thereof, including the election of any person to any office for which a nominee is named in the proxy statement and such nominee is unable to serve for good cause.

      The undersigned hereby ratifies and confirms that the aforesaid attorneys and proxies may do hereunder.

_______________________________     Dated:_____________, 2003
(Signature of Stockholder)

_______________________________     Dated:_____________, 2003
(Signature of Stockholder)

Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy.

The above-signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated July ___, 2003 and the Company's Annual Report for the fiscal year ended March 31, 2003 furnished herewith.

TO INSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.